Exhibit 4.2

Supplemental Indenture (this “Supplemental Indenture”), dated as of September 28, 2012 among Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Issuer”), the Guarantors and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

1. W I T N E S S E T H

WHEREAS, Sky Growth Acquisition Corporation (“Sky”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of September 28, 2012, providing for the issuance of an unlimited aggregate principal amount of 7.375% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Notes are being issued and sold in connection with the merger of Sky with and into the Issuer (the “Merger”), whereby, upon consummation of the Merger, the Issuer will continue as the surviving corporation.

WHEREAS, upon consummation of the Merger, and simultaneously with the execution of the Indenture, the Issuer, the Guarantors and the Trustee will have entered into this Supplemental Indenture, under which the Issuer and the Guarantors will have become party to the Indenture.

WHEREAS, pursuant to this Supplemental Indenture the Company will succeed to all of the rights and obligations of Sky thereunder, and the Guarantors will unconditionally guarantee all of Sky’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”).

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement. The Issuer and the Guarantors hereby agree as follows:

(a) Each of the Guarantors and the Issuer acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of the Issuer or a Guarantor, as the case may be, pursuant to the Indenture; and

(b) Each of the undersigned hereby represents and warrants to and agrees with the Trustee that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized.

(3) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(5) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

(7) Benefits Acknowledged. Upon consummation of the Merger and execution and delivery of this Supplemental Indenture the Issuer and the Guarantors will be subject to the terms and conditions set forth in the Indenture. Each of the Issuer and the Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the obligations of each as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(8) Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

By:
	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

PAR PHARMACEUTICAL, INC., as Guarantor

By:
	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

ANCHEN INCORPORATED, as Guarantor

By:
	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

ANCHEN PHARMACEUTICALS, INC., as Guarantor

By:
	Name:	Michael Tropiano
	Title:	Executive Vice President and Chief Financial Officer

PAR, INC., as Guarantor

By:
	Name:	Michael Tropiano
	Title:	Vice President and Chief Financial Officer

KALI LABORATORIES, INC., as Guarantor

By:
	Name:	Michael Tropiano
	Title:	Chief Financial Officer and Treasurer and Secretary

Signature Page to Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
	Name:	Martin Reed
	Title:	Vice President

Signature Page to Supplemental Indenture (Senior Notes)